EXHIBIT 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 897-2564
November 10, 2008                                       Email:  info@spherix.com

            SPHERIX TRANSFERS STOCK LISTING TO NASDAQ CAPITAL MARKET

BETHESDA, MD, Spherix Incorporated (Nasdaq:SPEX) reported that the Nasdaq Stock Market has approved its application to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The common stock is expected to commence trading on the Nasdaq Capital Market on November 11, 2008.

      The Nasdaq Capital Market is one of three market tier designations for Nasdaq-listed stocks, and presently includes over 550 companies. Spherix's trading symbol will continue to be "SPEX". Securities listed on the Nasdaq Capital Market must satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq's corporate governance standards. Spherix applied to transfer to the Nasdaq Capital Market to conform to the continued listing requirements of Nasdaq.

      Spherix continues to have until April 23, 2009 to achieve compliance with Nasdaq's $1.00 per share minimum price requirement. A special meeting of the stockholders of Spherix will be held on November 17, 2008 to vote on a proposal to authorize a reverse stock split of the common stock within a range of 1:5 to 1:20. If approved, the Board of Directors will have the authority to determine, in its discretion, the actual ratio of the reverse stock split and when and if such reverse stock split should be implemented. The Board would have the authority to implement the reverse stock split at any time within twelve (12) months of the special stockholders meeting.


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      Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

      Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

             Spherix's Internet address is http://www.spherix.com.
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